October 2, 2006

Mr. George Rose
4 Bouten Lane
Darien, Ct 06820

Dear George:

The following terms relate to a settlement of your employment at Alpharma Inc. and are offered for your consideration. For the purposes of this letter, you are referred to as the "Executive" and Alpharma Inc., and each of its subsidiaries and affiliates, are referred to as the "Company".

    Termination of Employment.

    Executive agrees to remain an employee of the Company until December 31, 2006 at which time Executive's employment shall terminate on the terms and conditions set forth in this letter. Except as specifically modified by this letter, salary and fringe benefits shall remain as in effect on the date of this letter. At any time prior to December 31, 2006, at the request of the Company, Executive agrees to relinquish the position of Executive Vice President, Human Resources and Communication and thereafter to continue to perform such tasks and assignments of an executive nature reasonably related to Executive's expertise as may be assigned from time to time by the Company's Chief Executive Officer. In addition, the Company and the Executive may mutually agree, in writing, to cause the Executive's employment to terminate prior to December 31, 2006, in which case the terms of this agreement otherwise shall remain in full force and effect (that is, the Executive shall be treated for purposes of this agreement only as being an employee of the Company through December 31, 2006). In addition, the Company specifically retains the right to limit the Executive's duties and responsibilities prior to December 31, 2006 (including, without limitation, to direct the Executive to no longer report to the Company's offices, or to report to the Company's offices on a more limited basis), and in such event the Company's obligations (including, without limitation, the obligations regarding compensation and benefits) and the Executive's obligations, all as are set forth herein, shall remain in full force and effect, and such limitation of duties and responsibilities shall in no event be treated as a termination of the Executive's employment.

    Bonus and Retention Payment

    Unless Executive shall take action terminating his employment prior to December 31, 2006, Executive shall be (a) awarded a bonus under the Executive Incentive Compensation Plan based upon the objective criteria of the Plan as applied generally to other executives with respect to the 2006 fiscal year (without regard to whether the Executive serves as Executive Vice President, Human Resources and Communications for the full fiscal year) payable on or before March 15, 2007 and (b) paid the December 31, 2006 payment set forth under the heading Retention Payment as set forth in the December 12, 2005 agreement between the Executive and the Company on the date upon which the Waiver and Release attached hereto as Exhibit 1 has become non-revocable. For avoidance of doubt, Executive shall not receive any further payments or benefits under said December 12, 2005 agreement.

    LTIP Awards.

All restricted stock and stock option awards which are not, by their terms, vested prior to December 31, 2006 (or any earlier date upon which Executive takes action to terminate his employment) shall terminate. Any awards not so terminated shall continue to be governed by the terms of the applicable grant documents.

4. Performance Units

All performance units credited to the Executive and due to vest on or before December 31, 2006 will vest on December 31, 2006.

5. Pension Benefits

Pension benefits shall vest in accordance with the applicable Pension Plan and Offer Letter of July 17, 2001, through December 31, 2006.

6. Severance.

Unless Executive shall take action terminating his employment prior to December 31, 2006, he shall receive a lump sum payment equal to one year's Salary, as that term is defined under the Alpharma Inc. Severance Plan (Amended and Restated Effective January 1, 2005), payable on the date upon which the Waiver and Release attached hereto as Exhibit 1 has become non-revocable. The payment in the preceding sentence shall be in lieu of any other severance rights or payments (including, without limitation, any rights under the Company's Severance or Change in Control Plans).

7. Health Plan Benefits

The Company shall waive any COBRA premiums for the Executive under the Company's group health plan for 12 months following termination.

8. Executive's Release.

The Executive will execute a Waiver and Release on his last day of employment containing the substantive provisions attached hereto as Exhibit 1. The Executive understands that all of the payments and benefits described herein are contingent upon him first executing (and not revoking) said Waiver and Release. The Company agrees that the Executive's execution of the Waiver and Release shall not in any way limit the Company's obligations (if any) to indemnify the Executive for actions taken by him during the term of his employment with the Company.

9. Non-Disparagement

The Company agrees that it will not make any statements or comments disparaging the Executive. The Executive agrees that he will not make any disparaging comments or statements that pertain to the Company.

10. Confidentiality

Executive agrees not to disclose any confidential business information of the Company.

11. Miscellaneous.

(a) Executive agrees to fully execute his role until his departure from the Company, including the recruitment of his replacement and other Leadership Team positions.

(b) No other promise, inducement, threat, agreement or understanding of any kind or description has been made with Executive to cause him to enter into this letter agreement or the Waiver and Release. In consideration of the execution and delivery of this letter agreement and the Waiver and Release by the Executive, the Company agrees to make all payments and to provide all benefits for the Executive which are provided for herein.

(c) The parties agree that this letter agreement shall in all respects be interpreted, enforced, and governed under the laws of New Jersey. The language of all parts of this letter agreement shall in all cases be construed as a whole, according to the fair meaning and not strictly for or against any of the parties.

(d) Executive agrees not to make any public statement that would disparage the Company.

(e) Executive agrees that, if necessary, he will execute the appropriate documentation from the Company officially resigning as an officer of the Company. Executive also agrees to assist and cooperate with the Company in any future litigation, investigations, or other legal claims where necessary and reasonable. The Company will reimburse Executive for such reasonable expenses as Executive may incur in providing such assistance and cooperation upon his submission of appropriate documentation plus the amount of any income actually foregone by Executive as a result of any time spent in satisfaction of this obligation.

((f) Notwithstanding anything stated herein, in any employee benefit plan or program or otherwise, any payments hereunder that would be subject to the additional income tax imposed by Section 409A of the Internal Revenue Code, as amended, shall be deferred until the earliest date on which such payments may be made without the imposition of such tax, as determined in good faith by the Company.

(g) Prior to the cessation of his employment, Executive agrees to return to the Company all Company property within his possession or control including, but not limited to, identification cards, keys or card keys, cell phones, laptops or other computer equipment, and all Company documents and copies of Company documents with the exception of documents relating to his compensation and benefits at the Company.

(h) This letter agreement sets forth the entire agreement between the parties, and it supersedes, in its entirety, any other agreements between the parties.

If you agree with the terms of this letter, please execute it as indicated below and return it to my attention on or before the end of business October 5, 2006.

Very truly yours,

/s/ Dean Mitchell

Dean Mitchell
President and Chief Executive
Officer

Accepted and Agreed:

/s/ George Rose__

George Rose

Exhibit 1

The Executive shall execute a Waiver and Release containing the following substantive terms:

(a) Executive acknowledges that the payments outlined in the letter agreement dated October 2, 2006 (the "Letter Agreement") are in excess of what he would otherwise be entitled to receive and furthermore will not be received if he does not execute this Waiver and Release, and he hereby releases, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns ("Executive Releasees") , the Company and each of its subsidiaries, their affiliates, and its or their officers, employees, agents, and directors and their various benefit committees, trustees, fiduciaries, plans and trusts (collectively, the "Company Releasees") from and against any and all claims, demands, causes of action, damages, expenses and liabilities, whether now known or unknown, which he now has or may later have against the Company Releasees arising out of, or relating to, his employment with the Company or any affiliate, or the termination thereof, on or prior to the date of this Waiver and Release (an "Executive Released Claim"). This release includes by way of example, and without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act, as amended, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the United States Constitution, the Constitution of the State of New Jersey, the New Jersey Law Against Discrimination, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage and Hour Law, and/or any and all other local, state or federal statute, law, order, rule, regulation or ordinance (including but not limited to labor, employment, benefit or wage matters), and/or any and all common law claims including, but not limited to, defamation claims, negligence claims, public policy claims, contract claims, implied contract claims, emotional distress, personal injury, constructive discharge, fraud/misrepresentation claims, fraudulent inducement claims, any other type of tort or contract claims, and any claim for any alleged wages, compensation or other benefits not provided to Executive pursuant to this Letter Agreement. Anything to the contrary notwithstanding in any other agreement between the Executive and the Company, nothing herein shall release any Company Releasee from any claims or damages based on any right Executive has to enforce this Letter Agreement or arising after the date this Waiver and Release is executed by Executive,

(b) In signing this Waiver and Release, Executive represents that he has not filed any type of allegation, charge, lawsuit, or claim against the Company Releasees in or with any agency, court, or other entity, and Executive hereby covenants not to file any such claim or lawsuit or initiate any personal injunctive relief with respect to any matter arising out of or relating in any way to his employment with the Company and the termination of that employment (except for unemployment benefits). Nothing contained in this Waiver and Release shall prohibit Executive from: (a) bringing any action to enforce the terms of the Letter Agreement; (b) filing a timely charge or complaint with the EEOC regarding the validity of this Waiver and Release; and (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination (although Executive has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint). Except to the extent prohibited by law, Executive further agrees that, in the event any Executive Released Claim is brought by a governmental agency against the Company, this Waiver and Release shall serve as a complete defense to such Executive Released Claim.

(c)    Executive is hereby advised that he should consult with an attorney before executing this Waiver and Release and he confirms that he has reviewed this Waiver and Release and the provisions of the Letter Agreement with counsel. Executive understands that he has been provided 21 calendar days within which to review this Waiver and Release. He also understands that he has 7 calendar days after the execution of this Waiver and Release to revoke his signature in writing, and that the provisions of this Waiver and Release will not become binding until that time. Executive may revoke his signature of the Waiver and Release within seven (7) calendar days of signing it by delivering written notice of revocation to Dean Mitchell, President and Chief Executive Officer, Alpharma Inc., One Executive Drive, Fort Lee, New Jersey 07024. Executive further acknowledges that none of the provisions of the Letter Agreement will become binding, and that no payments will issue under the Letter Agreement until the expiration of the 7 calendar days from the date of his signature on this Waiver and Release providing that Executive does not revoke this Waiver and Release during such period of time.

(d) If any provision of this Waiver and Release is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Waiver and Release; provided, however, that upon any finding by a court of competent jurisdiction that any part of the Waiver and Release is illegal, void, or unenforceable, Executive agrees, at Company's request, to execute promptly a Waiver and Release of comparable scope that is legal and enforceable.